Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Fourth Quarter and Full Year 2011 Financial Results and Provides Update on APF530

REDWOOD CITY, Calif. – March 26, 2012 – A.P. Pharma, Inc. (OTCBB: APPA) today reported fourth quarter and full year 2011 financial results and provided an update on its lead product candidate, APF530, being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV).

“In 2011 we made solid progress on the work necessary to respond to the APF530 Complete Response Letter and to prepare the resubmission of the New Drug Application for APF530,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “The $24 million in funds raised last year provided the resources for us to complete a thorough QT study and other work requested by the FDA, We are targeting the resubmission of the APF530 New Drug Application for mid-2012 and anticipate our current funds will allow us to operate into 2013.”

APF530 Update

•

A thorough QT study was completed showing that granisetron, the active drug used in APF530, does not have an effect on cardiac repolarization as measured by prolongation of the QT interval. The results of this study will be included in the resubmission of the New Drug Application (NDA).

•

A drug metabolism study was completed showing how the human body processes APF530. These results corroborated preclinical animal metabolism data. The results of this study will be included in the NDA resubmission.

•

The administration system for APF530 has been changed from a two-syringe system to a single-syringe system per the FDA’s request. Formative human factors studies have been completed, and a validation study protocol is under review by the FDA. We plan to complete the human factors validation study in the second quarter of 2012 and include the results in the NDA resubmission.

•

The APF530 manufacturing process has been modified to allow for terminal sterilization of syringes as requested by the FDA. Manufacturing runs are on-going and data from these runs will be included in the NDA resubmission.

•	The Company is targeting the APF530 NDA resubmission for mid-2012.

Results of Operations

A.P. Pharma’s net loss for the fourth quarter of 2011 was $4.3 million, or $0.02 per share, compared to a net loss of $1.6 million, or $0.04 per share, for the fourth quarter of

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A.P. Pharma Announces Fourth Quarter and Full Year 2011
Financial Results and Provides Update on APF530

2010. The net loss was higher in the 2011 fiscal quarter primarily due to increased spending related to the planned NDA resubmission and higher personnel-related costs, including stock compensation expense.

Net loss for the fiscal year 2011 was $11.8 million, or $0.10 per share, compared with a net loss of $7.3 million, or $0.19 per share, for 2010. The higher net loss in 2011 was primarily due to a royalty milestone payment of $2.5 million received in 2010 and higher contract revenue in the prior year related to research and development work performed under an agreement with Merial Limited, which was terminated in May 2011.

Cash and cash equivalents as of December 31, 2011 were $18.0 million, compared to $2.1 million at December 31, 2010. Net cash used in operating activities was $7.7 million for the year ended December 31, 2011. As previously reported, the Company entered into two financing arrangements during the second quarter of 2011, which provided total funding of approximately $24.1 million, net of expenses. The Company believes that its current cash resources are sufficient to fund its operations into 2013.

About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 receptor antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA for mid-2012. The Company has additional research and development programs that utilize its bioerodible, injectable and implantable drug delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Fourth Quarter and Full Year 2011
Financial Results and Provides Update on APF530

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Contract revenue	$—	$179	$646	$1,301

Operating expenses:
Research and development	2,855	1,502	8,207	7,264
General and administrative	1,263	410	3,501	3,971

Total operating expenses	4,118	1,912	11,708	11,235

Operating loss	(4,118)	(1,733)	(11,062)	(9,934)
Other income (expenses):
Interest expense, net	(47)	(1)	(373)	(2)
Other income	—	240	—	240
Gain on sale of royalty interest	—	—	—	2,500

Total other income (expense)	(47)	239	(373)	2,738
Net loss from continuing operations	(4,165)	(1,494)	(11,435)	(7,196)
Loss from discontinued operations	(96)	(102)	(379)	(150)

Net loss	$(4,261)	$(1,596)	$(11,814)	$(7,346)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.04)	$(0.10)	$(0.18)

Net loss	$(0.02)	$(0.04)	$(0.10)	$(0.19)

Shares used to compute basic and diluted net
loss per share	200,035	39,813	120,263	39,671

A.P. Pharma Announces Fourth Quarter and Full Year 2011
Financial Results and Provides Update on APF530

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,974	$2,109
Accounts receivable	—	110
Prepaid expenses and other current assets	266	282

Total current assets	18,240	2,501
Property and equipment, net	1,075	357
Other long-term assets	130	53

Total assets	$19,445	$2,911

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,010	$159
Accrued expenses	1,498	461
Accrued disposition costs	1,082	703
Convertible notes payable to related parties, net of discount	103	—
Deferred revenue	—	237

Total current liabilities	3,693	1,560
Deferred revenue	—	35

Total liabilities	3,693	1,595

Stockholders’ equity:
Common stock	2,002	401
Additional paid-in capital	173,989	149,340
Accumulated deficit	(160,239)	(148,425)

Total stockholders’ equity	15,752	1,316

Total liabilities and stockholders’ equity	$19,445	$2,911

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces Fourth Quarter and Full Year 2011
Financial Results and Provides Update on APF530

Editor’s Note:

A.P. Pharma today announced two additional press releases, which can be accessed on the Company’s website at www.appharma.com. These releases included:

•	APF530 Thorough QT Study Showed No Effect on Cardiac Repolarization

•	A.P. Pharma Appoints Thomas Ottoboni, Ph.D. as Vice President of Pharmaceutical Development

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Mobile Phone: 917-282-3242

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

Office Phone: 650-366-2626

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